EXHIBIT 10.9(d)


                UNITED STATES BANKRUPTCY COURT
              EASTERN DISTRICT OF NORTH CAROLINA
                       RALEIGH DIVISION

IN RE:                                      CASE NO.:  93-01365-5-ATS

ROSE'S STORES, INC.                         (CHAPTER 11)
             Debtor
(TAX ID #56-0382475)



       ORDER AUTHORIZING COMPENSATION OF GEORGE L. JONES
    THIS MATTER having been brought before the undersigned
United States Bankruptcy Judge upon the "Motion For Order
Authorizing Assumption Of Executive Employment Agreement With
George L. Jones" ("Motion") filed by Counsel for Rose's Stores,
Inc. (the "Debtor"), and following notice to creditors and a hearing, the Court hereby finds as follows:
    1. The Debtor filed for relief under chapter 11 of the Bankruptcy Code on September 5, 1993. Since that time, Debtor has been operating as a debtor in possession under sections 1107 and 1108 of the Bankruptcy Code.
    2. The Debtor operates a chain of 215 discount retail stores known as "Roses" located in 11 southeastern states. Most of the stores are located in strip shopping centers in non-urban areas. The Debtor generates approximately $1.4 billion in revenue per year.
    3. The Debtor is the fifth largest non-public employer in North Carolina. Of the approximately 18,000 individuals employed by the Debtor, 10,000 are located in North Carolina. At its headquarters in Henderson, North Carolina, the Debtor employs over 1,400 associates, making it one of the largest employers in Vance


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County.  The Debtor's operations are directed by an officer group comprised of only 22 individuals.
    4. In response to the changing retail environment, the Debtor set forth on a mission approximately two years ago to return the Debtor to its historical position as a thriving enterprise. The Debtor's primary strategy was to attract talented individuals with the ability to reposition and transform the Debtor. During this period of transformation, the Debtor's profitability and capitalization was rapidly declining, making it particularly difficult to attract and retain the very executives needed to effect a turnaround of the company. The Board of Directors began implementing its plan for change in 1991 by hiring George L. Jones, a highly regarded executive in the discount retail industry.
    5. The Debtor entered into an Executive Employment Agreement ("Employment Agreement") with George L. Jones effective July 25, 1991 in which the Debtor agreed to employ Mr. Jones as President and Chief Executive Officer for a term of three years. A copy of the Employment Agreement is attached to the Debtor's Motion as Exhibit A.
    6. Prior to joining Roses in 1991, Mr. Jones served as Executive Vice President, Store Operations of Target Stores in Minneapolis, Minnesota, which generates 10 billion in revenue per year. With twenty years of experience in the retail industry, Mr. Jones' background includes holding executive positions with Dillard's Department Stores and Diamond's Department Stores, as well as serving as chairman and Chief Executive Officer of Monica


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Scott, Inc.
    7. Mr. Jones was reluctant to leave his position as executive vice president of Target Stores because of his concern about the immediate stability of the Debtor and the security of his position with the Debtor. Mr. Jones was also concerned about leaving the opportunity to advance to the position of Chief Executive Officer at Target Stores which would have been a natural career progression had he remained with Target Stores and was likely to occur. To induce Mr. Jones to leave Target Stores, the Debtor entered into the above referenced Employment Agreement with Mr. Jones.
    8. The Employment Agreement grants Mr. Jones the primary executive and general management responsibility for operating Rose's. Mr. Jones has expansive authority to make decisions and implement changes which he believes are necessary to run the daily operations of the Debtor.
    9. The Employment Agreement provides Mr. Jones with the following types of compensation: a base salary, severance pay, an annual bonus, and a signing bonus or alternatively a stock option. The terms of the Employment Agreement were based upon the basic restructuring task which Mr. Jones was asked to undertake, as well as the risks assumed by Mr. Jones in agreeing to accept responsibility for the restructuring in the intensely competitive market situation in which the Debtor operates.


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    10.  Pursuant to the Employment Agreement, Mr. Jones receives an annual base salary of $700,000.00. Mr. Jones' base salary is comparable to the base salaries paid to incumbents who have both President and Chief Executive Officer responsibilities at other similar retail companies and is reasonable in light of the job responsibilities which accompany his position.
    11. The Employment Agreement provides Mr. Jones with severance pay in the event that he is terminated during the life of the agreement as the result of a "qualifying termination event" as defined herein (other than death or disability). The Employment Agreement states that the severance pay awarded will be an amount equal to the base salary owed to Mr. Jones for the life of the Employment Agreement at the time that he is terminated reduced to present value.
    12. The Employment Agreement provides Mr. Jones with an annual incentive bonus. The Compensation Committee of the Board of Directors of the Company determines the amount of the bonus based on the performance of both the Company and Mr. Jones, and such other factors the Compensation Committee deems relevant. Because of the low profitability of the company, Mr. Jones did not receive a bonus in 1991 or 1992 and thus, the bonus provided no additional compensation to Mr. Jones.
    13. Upon signing the Employment Agreement, Mr. Jones received a "signing bonus" of $2,500,000.00. To fulfill its obligation under the Employment Agreement, the Debtor paid and delivered the Signing Bonus in August 1991 to Norwest Bank, National Association


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as Trustee under a written Trust Agreement between the Company and the
Bank as trustee.
    14. The Employment Agreement charges the Trustee with the responsibility for investing and reinvesting the Signing Bonus for the benefit of Mr. Jones. All income from the trust estate less trustee expenses and compensation is paid and delivered to Mr.
Jones on a quarterly basis, with payments commencing on November
15, 1991.
    15. Pursuant to the Trust Agreement, the Trustee is charged with holding the Signing Bonus until the date such bonus is distributed. All of the principal and undistributed income less
Trustee expenses and compensation will be distributed to Mr. Jones upon the earlier of: (i) the third anniversary of the effective date of the Employment Agreement; (ii) the occurrence of a Qualifying
Termination Event as defined above; (iii) the date on which the stock price of the company's Non-voting Class B stock ("Stock") is quoted at or greater than $15.50 per share on the NASDAQ National Market System ("NASDAQ") or any other national or regional stock exchange.
    16. The Trust Agreement is irrevocable. The Debtor believes that because it has already paid the signing bonus into an irrevocable trust for the benefit of Mr. Jones, such funds are not part of the Debtor's estate.
    17. Pursuant to the Tandem Stock Option Agreement executed in conjunction with the Employment Agreement, Mr. Jones has the right to purchase up to 200,000 shares of the common stock of the Debtor


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at $3.00 per share.  This option is exercisable upon the date of distribution of the Signing Bonus and 30 days thereafter.
    18.  If Mr. Jones exercises his rights under the Option
Agreement, the Signing Bonus will be reduced by an amount equal to the number of shares purchased by Mr. Jones times the lesser of $12.50 or the spread between the exercise price and the closing price of such stock on the NASDAQ or such exchange on the date such option is exercised.
    19. The compensation provided under the Employment Agreement does not affect Mr. Jones' right to receive other compensation provided by the company, including (i) hospitalization, long term disability, and life insurance; (ii) an automobile allowance and (iii) employee benefit plans.
    20.  Objections to the Motion were filed by the Unsecured
Creditors Committee, the Bank Group, the Senior Noteholders, the
Bank of Tokyo and the Bankruptcy Administrator, and a hearing was held in Raleigh, North Carolina on October 25, 1993. The Bank
Group, the Senior Noteholders, the Bank of Tokyo, and the Bankruptcy Administrator argued that consideration of the assumption of the Employment Agreement should be deferred for approximately sixty days at which time the Debtor will have revealed its comprehensive business plan. Pursuant to an order dated October 29, the court ordered that hearings on the assumption of the Executive Employment Agreement be rescheduled in approximately sixty days; now therefore, based on the foregoing findings


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    IT IS HEREBY ORDERED as follows:
    1. The Debtor is authorized to compensate George L. Jones at his annual base salary as set forth herein and to award him an annual automobile allowance at the prepetition level as set forth herein.
    2. The compensation awarded pursuant to this Order is in addition to the standard employee benefits awarded to all Rose's associates.
    3. A hearing on the assumption of the Executive Employment Agreement shall be held within approximately sixty (60) days from the date of the hearing on the Motion.

    Dated: NOV 18 1993

                                      /s/ A THOMAS SMALL
                                      Bankruptcy Judge


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